Exhibit 99.1

904 Jamesmeier Road	Phone: (563) 744-3554
P.O. Box 82	Facsimile: (563) 744-3524
Farley, IA 52045	Website: www.wdbiodiesel.net
February 5th, 2008
Dear Western Dubuque Biodiesel, LLC Member:
We are writing to provide you with some information regarding the estimated income tax projected results related to your ownership in Western Dubuque Biodiesel LLC (WDB). WDB is a limited liability company that is taxed as a partnership, which means that the company’s tax credits and net loss flow through to the individual owners of membership units in proportion to their ownership interest. These numbers are reported to members on K-1 forms. For your tax return, you must use the actual numbers from your K-1 form, which we anticipate will be mailed to you in late February.
Please understand that this letter only provides general information and that each member should consult their own tax advisor concerning the impact that their ownership in WDB will have on their federal and state income tax liability and the applicability of federal, state and local tax laws. Please also understand that the numbers provided in this letter are only ESTIMATES provided to you for planning purposes and that these estimates may change when our tax accountants, Bergan Paulsen, prepare our tax returns. These estimates are not guarantees of future results; they are only our prediction and they involve numerous assumptions, risks and uncertainties.* Our actual results may differ.
There are two tax credits that we anticipate will flow through to WDB’s members:
Small Agribiodiesel Producer Tax Credit
This is a federal tax credit that is based on our volume of production. This credit is expected to be approximately $31 per unit and will appear on line 15 of your K-1 form and will show code G. Under current law, the Small Producer Tax Credit is a “passive” credit. This means that unit holders may be able to utilize this tax credit only to reduce their federal income tax on passive activity income.
Investment Tax Credit
The investment tax credit is a benefit of the High Quality Job Creation program and is equal to a percentage of qualifying expenditures related to the creation of new jobs. It is a tax credit which may offset State of Iowa income tax liability and is equally amortized over a five-year period. Any credit in excess of the member’s tax liability may be carried forward for seven years. We anticipate being able to allocate the 2006 and 2007 credit to you for 2007. The 2007 K-1 credit amount is estimated to be approximately $21 per unit. For Iowa residents, this credit can be found on page 2 of the federal K-1 form. For Iowa non-residents it will be in the supplemental information section of the Iowa Nonresident Form K-1.
Finally, our members may be able to deduct their allocated share of our net loss. However, this deduction is subject to a number of tax rules which may restrict an investor’s ability to deduct their allocated share of net loss, including rules related to at-risk and passive losses and basis. At this time, we are projecting a net loss of approximately $250 per unit. Subject to the restrictions listed above, that net loss may result in reducing or eliminating any federal income tax liability unit holders might otherwise incur on passive activity income. This will be shown as an Ordinary Loss on Line 1 of the K-1 form.

Again, please keep in mind that the numbers provided in this letter are only ESTIMATES which are subject to change. You should consult your tax advisor regarding the information contained in this letter and any tax implications it may have on your particular tax situation. Bergan Paulsen will be mailing the K-1’s out as quickly as they can. However, you should not expect to receive them any earlier than the last week of February.
Important Reminder: As a reminder, the window for members to submit director nominations for the 2008 Annual Meeting of the Members is March 1, 2008 through April 1, 2008. The deadlines for member proposals for the 2008 Annual Meeting of the Members are as follows: to be considered for inclusion in our 2008 Annual Meeting proxy statement, member proposals must be submitted in writing to WDB by February 15, 2008. Members who intend to present a proposal at the 2008 annual meeting without including such proposal in the proxy statement must provide WDB notice of such proposal no later than April 29, 2008.
*This letter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “will,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risk factors identified in our quarterly and annual reports filed with the Securities and Exchange Commission.
We are not under any duty to update the forward-looking statements contained in this letter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this letter. We qualify all of our forward-looking statements by these cautionary statements.